IGI Launches Next-Gen MDR Solution, Expands Cybersecurity Services Portfolio

IGI now offers a Managed Detection & Response Solution (MDR) backed by the long-term planning and vision of its team of cybersecurity experts

PITTSFORD, N.Y., February 12, 2020 — IGI (OTCBB:IMCI), announces the release of its leading-edge MDR solution, a unique program that marries technology with skilled human analysis to ensure complete and continuous management of the entire cybersecurity lifecycle.

MDR is a more advanced version of the traditional managed Security Operations Center (SOC) that IGI has further enhanced with active, around-the-clock threat hunting and superior incident response, backed by dedicated cyber experts who are focused on prevention.

MDR is one of the fastest-growing and in-demand cybersecurity solutions in today’s market, addressing the biggest security problems that plague modern businesses. Gartner estimates that by 2024, 25 percent of organizations will be using MDR services, up from just 5 percent today.

Most organizations face a lack of security skills and extremely limited resources for training dedicated security teams, making it nearly impossible to do full-time threat hunting and monitoring. IGI’s MDR program solves these issues by leveraging powerful technology with IGI Cybersecurity Analysts to ensure that our client’s cybersecurity strategies meet business requirements.

“At the core of our MDR program is our expert cybersecurity team that guides our clients through their cybersecurity lifecycle,” said Andrew Hoyen, COO at IGI. “Our highly-skilled and agile team can quickly respond to potential threats and prevent detrimental cyber-attacks. MDR elevates our managed cybersecurity services to give our clients the highest level of security available.”

IGI’s MDR program includes 24/7 telemetry monitoring on our SIEM Platform by certified security analysts in our state-of-the-art Security Operations Center—the IGI Command Center. The technology is backed by a cybersecurity team that has decades of cybersecurity experience, including daily engagements with active threats and attackers.

IGI’s MDR program includes a custom incident response plan, real-time threat discovery, and fast response time to stop cyber incidents before they can impact business. The IGI team delivers complete strategic planning for containment and eradication of threats, training on recovery operations, and a full incident response report and debrief to continuously improve customers’ preventative cybersecurity strategies.

To learn more about IGI’s MDR Program and all our cybersecurity services, contact us or visit igius.com.

Contact

Megan Brandow

mbrandow@igius.com

(585) 485-5756

About IGI

Headquartered in Rochester, NY with a workforce spanning across the United States, Infinite Group, Inc. (IGI) works with organizations on all levels of IT security. Through the company’s evolution from 1986 to today, we have continued to build on our strong foundation of securing information, systems, and technologies to become a leader in the cybersecurity field. Learn more at igius.com and nodeware.com.

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